Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor inquiries:

Karen Greene

Internet Capital Group

Investor Relations

610-727-6900

IR@internetcapital.com

Internet Capital Group announces 1-for-20 Reverse Stock Split

Wayne, Pa – April 26, 2004 – Internet Capital Group, Inc. (Nasdaq: ICGE; “ICG”) announced today that its Board of Directors has approved the amendment of ICG’s restated certificate of incorporation to effect a reverse stock split of the ICG common stock based upon a ratio of one-for-twenty.

At the annual meeting of stockholders held Friday, April 23, 2004, the stockholders of ICG voted to grant the Board of Directors the discretionary authority to effect the reverse stock split of ICG’s common stock.

The record date for the reverse stock split is Friday, May 7, 2004 and the reverse stock split will be effective as of the close of trading on Friday, May 7, 2004. On a pre-split basis, ICG currently has 761,132,009 shares of common stock outstanding. Stockholders will be receiving instructions regarding the process of exchanging pre-split old common stock certificates for post-split new common stock certificates from ICG’s transfer agent, Mellon Investor Services, Inc. For more information regarding the reverse stock split, stockholders are urged to review the Proxy Statement dated March 24, 2004.

In order to indicate the effect of the reverse split to the investment community, Nasdaq will amend the Company’s ticker symbol to “ICGED” for a period of twenty trading days, commencing on May 10, 2004. After such time, the Company’s ticker symbol will revert to “ICGE”.

About Internet Capital Group

Internet Capital Group is an e-business applications holding company that builds, acquires, and owns software and services businesses that leverage the Internet to help organizations operate more productively. Founded in 1996, ICG devotes its expertise and capital to maximizing the success of e-business companies that take advantage of the evolution to Internet architectures in key business sectors.

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Safe Harbor Statement under Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not historical facts are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future performance of our partner companies, acquisitions or dispositions of interests in additional partner companies, debt obligations, additional financing requirements, the effect of economic conditions generally and in the e-commerce and information technology markets specifically, and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission. These and other factors may cause actual results to differ materially from those projected.